EXHIBIT 99.1

CONTACT:

Jill Smith

Senior Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Reports First Quarter 2008 Financial Results

Watertown, MA (April 24, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the first quarter of 2008.

Financial Highlights:

For the first quarter of 2008, Panacos reported a net loss of $8.5 million or $0.16 per share versus a net loss of $10.1 million or $0.19 per share for the first quarter of 2007. Revenue from research funding in the first quarter of 2008 increased to $35,000 from $22,000 in the first quarter of 2007.

Research and development expenses in the first quarter of 2008 decreased to $5.1 million from $7.7 million in the first quarter of 2007, due primarily to decreased external expenditures in the Company’s research and development programs. General and administrative expenses in the first quarter of 2008 increased slightly to $3.2 million from $3.1 million in the first quarter of 2007.

Unrestricted cash, cash equivalents and marketable securities were $43.6 million at March 31, 2008. As of March 31, 2008, the Company had approximately 53.5 million common shares outstanding.

Panacos will hold a conference call today to discuss the first quarter results at 4:30 p.m. (EST). The conference call can be accessed via the web at www.panacos.com or by dialing 800.299.6183 (domestic) or 617.801.9713 (international), between 4:15 and 4:25 p.m. and entering the passcode 94359435. A replay of the conference call will be available from 6:30 p.m. on April 24, 2008 through May 23, 2008, and can be accessed via the web at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888 with passcode 78530176.

Panacos Reports First Quarter 2008 Financial Results – Page 2

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed 11 clinical studies of bevirimat in over 485 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$35	$22
Operating expenses:
Research and development	5,052	7,702
General and administrative	3,163	3,089

Total operating expenses	8,215	10,791

Loss from operations	(8,180)	(10,769)
Interest income	446	722
Interest expense	(772)	(4)
Other income (expense), net	(6)	(5)

Net loss	$(8,512)	$(10,056)

Basic and diluted net loss per share	$(0.16)	$(0.19)
Weighted average shares used in calculationof basic and diluted net loss per share	53,546	52,893

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2008	December 31, 2007

Cash, cash equivalents & marketable securities	$43,613	$51,895
Other current assets	1,213	1,203
Property and equipment, net	1,003	1,045
Restricted cash, long-term	494	494
Other assets	1,021	1,073

Total assets	$47,344	$55,710

Accounts payable and accrued expenses	$5,965	$6,928
Current debt obligations	4,530	416
Long-term capital lease obligations	86	97
Long-term debt	14,717	18,798
Deferred rent, long-term	219	231
Other long-term liabilities	351	370
Stockholders' equity	21,476	28,870

Total liabilities and stockholders' equity	$47,344	$55,710